FIRST AMENDMENT TO

SOUTHWESTERN ENERGY COMPANY

2013 INCENTIVE PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the Southwestern Energy Company 2013 Incentive Plan, is made and adopted by the Board of Directors (the “Board”) of Southwestern Energy Company (the “Company”), effective as of May 17, 2016 (the “Effective Date”), subject to approval by the Company’s stockholders.  All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Southwestern Energy Company 2013 Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 17(a) of the Plan, the Board has the authority to amend the Plan from time to time, including the authority to amend, subject to stockholder approval, the number of shares of common stock of the Company that may be issued under the Plan; and

WHEREAS, the Board believes it is in the best interests of the Company and its stockholders to amend the Plan as set forth herein.

            NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of the Effective Date, subject to approval by the Company’s shareholders:

AMENDMENT

1.         The following new Section 2(q) is hereby added to the Plan, and the remaining subsections of Section 2 of the Plan are hereby renumbered accordingly:

            “(q)      “Full-Value Award” means any Award that is settled in shares, other than an Option or a stock appreciation right.

2.         The first paragraph of Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

           “(a)      Stock Subject to the Plan

            The maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 33,850,000 shares of Common Stock in the aggregate.  Any shares that are subject to Awards of Options or stock appreciation rights shall be counted against this limit as one (1) share for every one (1) share subject to the Option or stock appreciation right.  Any shares that are subject to Full-Value Awards granted on or after May 17, 2016 shall be counted against this limit as 2.3 shares for every one (1) share subject to the Award.  Any shares that are subject to Full-Value Awards granted before May 17, 2016 shall be counted against this limit as one (1) share for every one (1) share subject to the Award.  The shares referred to in the preceding sentences of this paragraph and the manner in which shares subject to Full-Value Awards are counted shall in each case be subject to adjustment as provided in Section 12 and the following provisions of this Section 3.  Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.”

3.         Section 3(b) of the Plan is hereby amended and restated in its entirety as follows:

            “(b)      Individual Award Limits

            Subject to adjustment as provided in Section 12, the maximum number of shares of Common Stock with respect to one or more Awards that may be granted to any single Participant in any calendar year shall not exceed 2,500,000 shares in the aggregate.  The amount payable under the Plan to any single Participant in any calendar year with respect to any cash-based Award shall not exceed $10,000,000.  The limitations in this Section 3(b) (the “Award Limits”) shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.”

4.         Section 3(c) of the Plan is hereby amended and restated in its entirety as follows:

                        “(c)      Substitution and Repricing

            Notwithstanding any provision of this Plan to the contrary, in no event shall any new Awards be issued in substitution for outstanding Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, nor shall any Option or stock appreciation right be cancelled in exchange for cash when the Option or stock appreciation right price per share exceeds the Fair Market Value of the underlying shares, in each case unless the stockholders of the Company expressly approve such substitution, repricing or cancellation.”

5.         The following new Section 3(d) is hereby added to the Plan:

            “(d)      Non-Employee Director Limit

           Notwithstanding any provision to the contrary in the Plan, the grant date fair value (determined as of the date of grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based Awards granted during any calendar year to a Director for services as a Director shall not exceed $400,000 (the “Director Limit”).”

6.         The first sentence of Section 17(a) of the Plan is hereby amended and restated in its entirety as follows:

            “The Plan and any Award may be amended, suspended or terminated at any time by the Board; provided that no amendment (i) to increase the number of shares of Common Stock that may be issued under the Plan, (ii) to increase any Award Limit or the Director Limit, (iii) to materially increase the benefits accruing to Participants granted Awards under the Plan, or (iv) to materially modify the requirements as to eligibility for participation in the Plan, shall be made without stockholder approval; provided, further, that no other amendments shall be made without stockholder approval if stockholder approval is required under then applicable law, including any applicable tax, stock exchange or accounting rules, and that no amendment to the Plan or any Award shall violate the prohibition on repricing contained in Section 3(d).”

7.         This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

8.         Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.